Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Nikola Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(a)	4,333,333	(3)	$7.37	$31,936,664.21	0.00014760	$4,713.86
Total Offering Amounts							$31,936,664.21		$4,713.86
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$4,713.86

(1)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this registration statement on Form S-8 also covers an indeterminate number of additional shares that may be offered or become issuable pursuant to the Nikola Corporation 2020 Stock Incentive Plan, as amended (the "Stock Incentive Plan") in connection with any stock split, stock dividend, recapitalization, or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of common stock, $0.0001 par value per share (“Common Stock”).

(2)	The proposed maximum offering price per unit was estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on August 5, 2024.
(3)	The amount registered represents additional shares of Common Stock authorized for issuance under the Stock Incentive Plan, as adjusted to reflect the 1:30 reverse stock split of the Registrant's Common Stock effected on June 24, 2024.